UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2025

WAHED REAL ESTATE FUND 1 LLC

(Exact name of registrant as specified in its charter)

Delaware	39-2419888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27 East 28th Street, 8th Floor New York, New York	10016
(Address of principal executive offices)	(Zip Code)

817-657-7612

Registrant’s telephone number, including area code

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

In this Report, the terms “WREF,” “we,” “us, “our,” the “Company” and similar terms refer to Wahed Real Estate Fund 1 LLC, a Delaware Series limited liability company; “Wahed Financial” or “Manager” refers to the Company’s manager, Wahed Financial LLC, together with its consolidated subsidiaries unless the context indicates otherwise; “sponsor” refers to Wahed, Inc., the parent company of Wahed Financial.

This Report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in the Report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Market and Other Industry Data

This Report includes market and other industry data and estimates that are based on the Manager’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Report, and we believe our estimates to be accurate as of the date of this Report or such other date stated in this Report. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Report, and estimates and beliefs based on that data, may not be reliable.

Item 1. BUSINESS

Wahed Real Estate Fund I LLC is a Delaware limited liability company formed on March 19, 2025 by its Manager, Wahed Financial, a Delaware limited liability company. It was formed to originate, invest in and manage a diversified portfolio of single family residential real estate properties.

On December 19, 2025, the Company’s “best efforts” offering under Regulation A (the “Offering”) of common shares, which represent limited liability company interests in the Company (“Common Shares”), was qualified by the Securities and Exchange Commission (the “Commission”).  We are seeking to raise up to $75,000,000 in the Offering.  Until the last day of the fourth full calendar quarter following the initial qualification of the Offering, the per share purchase price for the Common Shares will be $10.00 per share, an amount that was arbitrarily determined by our Manager. Thereafter, the per share purchase price for our Common Shares will be adjusted by our Manager at the beginning of every quarterly period (or such other period as determined by the Manager in its sole discretion, but no less frequently than annually) in accordance with the Company’s limited liability company operating agreement, to be no less than the sum of our net asset value (“NAV”) divided by the number of our Common Shares outstanding as of the end of the prior quarterly period (“NAV per share”). As of the date of this Report, we have not issued any Common Shares in, nor received any gross proceeds from, the Offering. As a result, we have not purchased any properties.

We expect to use substantially all of the net proceeds from the Offering to originate, acquire and structure a diversified portfolio of single family residential real estate properties. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2026, however, we may in our sole discretion determine to delay such election until beginning with our taxable year ended December 31, 2027.

Investment Strategy

Our investment strategy is to acquire, manage, operate, selectively finance, and divest residential real estate assets—specifically single-family properties. For purposes of our investments, “single family” refers to one- to four-unit dwellings, as defined in the FHA Single Family Housing Policy Handbook. We will focus on properties priced between $300,000 and $1,000,000 but may acquire property with prices exceeding $1,000,000 at the discretion of our Manager.

The Company will take a data-first approach to real estate investing. We employ proprietary analytics and leverage third-party data to identify states, ZIP codes, and MSAs demonstrating strong rental yields, attractive valuation-to-income ratios, economic resilience, and favorable long-term property appreciation potential. This disciplined, research-driven approach enables us to build a portfolio optimized for both income generation and long-term capital growth. We expect our investment to be initially in Texas, North Carolina, and Michigan.

Investment and operational decisions, including the selection and acquisition of residential properties, will be made in accordance with Islamic financial and contractual principles, as determined by Wahed Financial and pursuant to its Shariah Operation Policy. Generally, Islamic financial principles require that investors share in profit and loss, that neither investors, nor any of the property owners or WREF receive or pay usury or interest, nor that legal contracts result in substantive speculation or uncertainty. Generally, this means that we will finance any property with cash or, if available, interest-free financing, rather than traditional interest-bearing mortgage financing.

We may enter into one or more joint ventures, tenant-in-common investments or other coownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of our Manager, including present and future real estate investment offering and REITs sponsored by affiliates of our sponsor.

Investment Objectives

Our investment objectives are:

●	Consistent cash flow;

●	Long-term capital appreciation;

●	Stable, Shariah-compliant income generation;

●	Responsible risk management; and

●	Capital preservation.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease.

Our Investment Criteria

We intend to focus on acquiring properties we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for long-term capital appreciation, such as those located in neighborhoods with what we see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. After we have generated sufficient proceeds, we expect our average home acquisition investments will have the following primary characteristics:

●	Capitalization rates greater than 5%. For this purpose, the capitalization rate reflects a property’s annual rental income minus property management fees, local real estate taxes, property insurance, maintenance expenses, and marketing incentives, divided by the purchase price of the property;

●	Homes less than 30 years old;

●	Homes with a price range of $300,000 to $1,000,000 and a repair/improvement budget requirement of less than 10% of the home purchase price; and

●	Neighborhoods with median incomes that exceed the metropolitan statistical area, or MSA, median.

Our Investment Process

Our investment process leverages our network of renter demand, experienced team members, and data analysis to make our investment decisions:

●	Sourcing: The sourcing of investment opportunities will be conducted by our in-house acquisition team, which will utilize industry-leading analysis, real estate research reports, and in-house developed screening tools to identify and assess potential assets. Additionally, the team will also work with a network of local real estate professionals and other partners to find and source opportunities.

●	Due Diligence: Our due diligence process follows a two-pronged approach, beginning with a macro-to-micro assessment of geographic markets. Initially, we identify MSAs and ZIP codes that demonstrate the potential for strong risk-adjusted returns. This analysis is driven by quantitative indicators such as average rental yield potential, crime rates, median household income, local school quality, population growth rate, etc. Once target ZIP codes and MSAs are selected, our focus shifts to the property-level evaluation. This includes a comprehensive assessment of projected rental income and home value, informed by first-party data, automated valuation models (AVMs), and independent third-party appraisals. Additionally, we apply scenario-based stress testing to evaluate asset performance under adverse conditions. Property level analysis will look at standard risk factors including condition of title, structural defects in the home, environmental issues, and other hazards such as floods and earthquakes.

●	Manager Review: Once our acquisition team recommends a home purchase, the Manager will review the analysis and due diligence materials and making the final decision whether to proceed with the investment.

●	Home Purchase: A home will be purchased either by the Manager or an affiliate of the Manager or directly by us, in accordance with the acquisition mechanics set forth below. Following acquisition of a property, the property will be renovated, to the extent necessary, and then leased to a quality tenant on a 12 to 48 month lease. If a property is renovated prior to raising sufficient capital in the Offering, the funds required for renovations may be loaned by the Manager and repaid out of offering proceeds.

●	Ongoing Management: We will partner with one or more third party independent property management firms in each of our markets. We will work with property managers to find high quality tenants for placement. The property management firm will maintain books and records, inspect each home and ensure that it is properly maintained, handle maintenance requests, and be responsible for landlord/tenant compliance. We intend that our preferred property management firms will utilize modern tech-enabled property management platforms with digital payment and communication features.

Investment Strategy – Our Market Opportunity

Our investment strategy is to acquire, invest in, manage, operate and sell single family homes located in vibrant, growing cities across America. We believe that these markets offer investors a blend of attractive capitalization rates and a strong prospect for long term property value appreciation.

Market Selection

We intend to focus our business efforts in Texas, North Carolina, and Michigan that exhibit the following characteristics (we will further expand our zip code horizon once the regions have been fully exhausted):

●	Sufficient inventory to make it feasible to achieve scale in the local market (100 homes);

●	Positively trending job, income growth forecasts, and growing population;

●	Affordability with a gross rent multiplier below 15. For this purpose, a gross rent multiplier (GRM) is the ratio of the price of the single family home purchased to its annual rental income before accounting for expenses such as property taxes, insurance, and utilities; GRM is the number of years the property would take to pay for itself in gross received rent;

●	Skilled workforce; and

●	Favorable competitive landscape with respect to other institutional single family residence buyers.

We intend to focus on acquiring properties we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for long-term capital appreciation, such as those located in neighborhoods with what we see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. After we have raised at least $20 million of net offering proceeds, we do not intend to invest more than 25% of our net offering proceeds in any particular MSA. Although, we have no fixed holding period, we intend to review each investment at least once every three years to evaluate whether market conditions, asset performance, or strategic priorities suggest that we should retain, sell, or otherwise dispose of the property.

We are subject to a 100% “prohibited transaction” tax on any gain from a sale of property that is characterized as held for sale, rather than investment, for U.S. federal income tax purposes, unless we comply with a statutory safe harbor or earn the gain through a taxable REIT subsidiary (“TRS”).We intend to comply with the statutory safe harbor when selling properties (or when our joint ventures sell properties) outside of our TRSs that we believe might reasonably be characterized as held for sale, but compliance with the safe harbor may not always be practical. A disposition qualifies for a safe harbor exception for properties that have been held by us for at least two years (generally for the production of rental income) and that satisfy certain additional requirements (including certain limitations on the number of sales of property, the aggregate adjusted bases of property sold or the fair market value of property sold during the taxable year).

We may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of the Manager, including present and future real estate investment offerings sponsored by affiliates of the Manager.

We believe that the near and intermediate-term market for investment in select residential real estate properties, residential real estate equity investments, joint venture equity investments, and other real estate related assets is compelling from a risk-return perspective. We favor a strategy weighted toward targeting equity investments with significant potential value creation but below the radar of institutional-sized investors. In contrast, returns typically associated with core real estate properties in major gateway markets, and stabilized trophy assets have generally become overpriced in a pursuit of safety over value. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to originate investments with attractive long-term equity returns and strong structural features with local, joint venture real estate companies, thereby taking advantage of changing market conditions in order to seek the best risk-return dynamic for our common shareholders.

Investment Strategy and Target Markets

Our investment strategy is to acquire, manage, operate, selectively finance, and divest residential real estate assets—specifically single-family properties. For purposes of our investments, “single family” refers to one- to four-unit dwellings, as defined in the FHA Single Family Housing Policy Handbook. We will focus on properties priced between $300,000 and $1,000,000 but may acquire property with prices exceeding $1,000,000 at the discretion of our Manager.

The Company will take a data-first approach to real estate investing. We employ proprietary analytics and leverage third-party data to identify states, ZIP codes and MSAs demonstrating strong rental yields, attractive valuation-to-income ratios, economic resilience, and favorable long-term property appreciation potential. This disciplined, research-driven approach enables us to build a portfolio optimized for both income generation and long-term capital growth. We expect our investment to be initially in Texas, North Carolina, and Michigan.

Investment and operational decisions, including the selection and acquisition of residential properties, will be made in accordance with Islamic financial and contractual principles, as determined by Wahed Financial and pursuant to its Shariah Operation Policy. Generally, Islamic financial principles require that investors share in profit and loss, that neither investors, nor any of the property owners or WREF receive or pay usury or interest, nor that legal contracts result in substantive speculation or uncertainty. Generally, this means that we will finance any property with cash or, if available, interest-free financing, rather than traditional interest-bearing mortgage financing. Please see “– Shariah Operation Policy” below for a further description of our Manager’s policy and procedures regarding compliance with Shariah and Islamic principles.

We focus on acquiring properties we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for long-term capital appreciation, such as those located in neighborhoods with what we see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. After we have raised at least $20 million of net offering proceeds, we do not intend to invest more than 25% of our net offering proceeds in any particular MSA. Although, we have no fixed holding period, we intend to review each investment at least once every three years to evaluate whether market conditions, asset performance, or strategic priorities suggest that we should retain, sell, or otherwise dispose of the property.

We will seek properties in markets that exhibit the following characteristics:

●	Sufficient inventory to make it feasible to achieve scale in the local market (100 homes);

●	Positively trending job and income growth forecasts, and growing population;

●	Affordability with a gross rent multiplier below 15. For this purpose, a gross rent multiplier (GRM) is the ratio of the price of the single family home purchased to its annual rental income before accounting for expenses such as property taxes, insurance, and utilities; GRM is the number of years the property would take to pay for itself in gross received rent;

●	Skilled workforce;

●	Favorable demographic trends; and

●	Favorable competitive landscape with respect to other institutional single family residence buyers.

Our strategy involves retaining and managing properties we acquire in series for an extended period, which we expect will average around 10 years. The decision to sell a particular property will be made by carefully evaluating current and future market trends, the property’s condition, and factors affecting cash flow and profitability.

We may enter into one or more joint ventures, tenant-in-common investments or other coownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of our Manager, including present and future real estate investment offering and REITs sponsored by affiliates of the Manager.

Investment Decisions and Asset Management

Within our investment policies and objectives, the Manager will have discretion with respect to the selection of specific investments and the purchase and sale of our properties. We believe that successful real estate investment requires the implementation of strategies that permit favorable purchases, effective asset management and timely disposition of those assets. As such, we have developed a disciplined investment approach that combines the experience of our Manager and its affiliates with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment. The approach also includes active and aggressive management of each asset acquired.

To execute our disciplined investment approach, the Manager will take responsibility for the business plan of each investment. The following practices summarize our investment approach:

●	Local Market Research – Our Manager will extensively research the acquisition and underwriting of each transaction, utilizing both real time market data and the transactional knowledge and experience of our network of professionals and in market relationships.

●	Underwriting Discipline – Our Manager will follow a tightly controlled and managed process to examine the elements of a potential investment, including, with respect to real property, its location, income-producing capacity, prospects for long-range appreciation, tax considerations and liquidity.

●	Risk Management – Risk management will be a fundamental principle in the management of each of our properties. Operating or performance risks arise at the investment level and often require real estate operating experience to cure. Our Manager will review the operating performance of investments against projections and we believe provide the oversight necessary to detect and resolve issues as they arise.

●	Asset Management – Prior to the purchase of a property, our Manager will develop a property business strategy that will be customized based on the acquisition and underwriting data. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. The Manager will review asset business strategies regularly to anticipate changes or opportunities in the market during a given phase of a real estate cycle.

Investments in Real Property

Our investment in real estate generally will take the form of holding fee title or a long-term leasehold estate. We will acquire such interests either directly or indirectly through limited liability companies or through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with third parties, including developers of the properties, or with affiliates of the Manager.

Though we intend to diversify our portfolio by geographic location, we expect to focus on markets with high growth potential. As a result, our actual investments may result in concentrations in a limited number of geographic regions, initially expected to be located in Texas, North Carolina, and Michigan.

Our obligation to purchase any property generally will be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

●	plans and specifications;

●	evidence of marketable title subject to such liens and encumbrances as are acceptable to our Manager

●	auditable financial statements covering recent operations of properties having operating histories; and

●	title and liability insurance policies.

In purchasing, leasing and developing properties, we will be subject to risks generally incident to the ownership of real estate.

Investment Process

Our Manager has the authority to make all the decisions regarding our investments consistent with the investment objectives  approved by our Manager and subject to the limitations in the operating agreement.

Our Manager will focus on the sourcing, acquisition and management of residential properties. It will source our investments using an in-house acquisition team and third-party licensed real estate agents.

In selecting investments for us, our Manager will utilize its investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. In addition to the specific investment criteria listed above, our Manager will consider the following factors when evaluating prospective investment opportunities:

●	macroeconomic conditions that may influence operating performance;

●	real estate market factors that may influence real estate valuations, real estate financing or the economic performance of real estate generally;

●	fundamental analysis of the real estate, including tenant rosters, lease terms, zoning, operating costs and the asset’s overall competitive position in its market;

●	real estate and leasing market conditions affecting the real estate;

●	the cash flow in place and projected to be in place over the expected hold period of the real estate;

●	the appropriateness of estimated costs and timing associated with capital improvements of the real estate;

●	a valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the real estate;

●	review of third-party reports, including appraisals, engineering and environmental reports;

●	physical inspections of the real estate and analysis of markets; and

●	the overall structure of the investment and rights in the transaction documentation.

If a potential investment meets the Manager’s underwriting criteria, the Manager will review the proposed transaction structure, including, with respect to joint ventures, distribution and waterfall criteria, governance and control rights, buy-sell provisions and recourse provisions. The Manager will evaluate our position within the overall capital structure and our rights in relation to other partners or capital tranches. The Manager will analyze each potential investment’s risk-return profile and review financing sources, if applicable, to ensure that the investment fits within the parameters of financing facilities and to ensure performance of the real estate asset.

Joint Venture Investments.

We are likely to enter into joint ventures, partnerships, tenant-in-common investments or other co-ownership arrangements with third parties as well as entities affiliated with our sponsor for the acquisition, development or improvement of properties for the purpose of diversifying our portfolio of assets. We may also enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other third parties for the purpose of developing, owning and operating real properties. A joint venture creates an alignment of interest with a private source of capital for the benefit of our common shareholders, by leveraging our acquisition, development and management expertise in order to achieve the following four primary objectives: (1) increase the return on invested capital; (2) diversify our access to equity capital; (3) “leverage” invested capital to promote our brand and increase market share; and (4) obtain the participation of sophisticated partners in our real estate decisions. In determining whether to invest in a particular joint venture, our Manager evaluates the real property that such joint venture owns or is being formed to own under the same criteria described elsewhere in this Report for our selection of real property investments.

Operating Policies

Property Acquisitions. Generally, the Company and Wahed Financial intend to arrange for the purchase of a specific residential property either directly by the Company or by Wahed Financial or one of its affiliates.

If Wahed Financial or one of its affiliates purchases the property directly, then, after the Company has obtained financing, Wahed Financial would sell the property to the Company for an amount equal to the original purchase price (including closing costs) plus holding costs, as well as any renovation or repair costs incurred prior to the sale to the Company as well as the applicable sourcing fee. Our Manager may determine to sell the property to the Company prior to the Company raising sufficient funds to pay the purchase price of the property in full. In that case, the Manager would provide an interest-free loan to the Company (which may include a 5% facility fee) to cover the full purchase price plus acquisition expenses and property improvement expenses, and would then be repaid such amounts out of future proceeds from the offering. If the offering is terminated after some funds have been raised but not a sufficient amount to pay Wahed Financial the full purchase price for the property, the Company would repay the loan from Wahed Financial or its affiliate from revenues generated by the property.

In cases where Wahed Financial identifies and intends to have the Company purchase that property directly from a third party seller, it would use the proceeds of the offering to purchase the property. Adhering to Islamic principles, all property acquisitions will be conducted with cash or other interest-free financing, mitigating challenges associated with high mortgage rates. If the purchase agreement for the property does not include a financing condition and the closing for the property occurs prior to sufficient proceeds being received, Wahed Financial or an affiliate may provide an interest-free loan to the Company (which may include a 5% facility fee) to finance all or part of the purchase price of the property plus acquisition expenses and property improvement expenses that would be repaid with the proceeds of the offering. If the offering is terminated after some funds have been raised but not a sufficient amount to pay Wahed Financial the full purchase price for the property plus acquisition expenses and property improvement expenses, the Company would repay the loan from Wahed Financial or its affiliate from revenues generated by the property.

Intercompany loans between Wahed Financial or an affiliate thereof, on the one hand, and the Company, on the other hand, would generally have the following terms:

●	Interest: 0% interest.

●	Security: The loan would be unsecured.

●	Default: Notwithstanding anything to the contrary in the agreement, if the borrower defaults in the performance of any obligation under the agreement, then the lender may declare the principal amount owing and interest due under the agreement at that time to be immediately due and payable.

●	No prepayment penalty

Equity Capital Policies. Under the operating agreement, we have the authority to issue an unlimited number of additional Common Shares or other securities. After your purchase of any Common Shares, the Manager may elect to: (i) sell additional securities in future private offerings, or (ii) issue additional securities in public offerings. To the extent we issue additional equity interests after your purchase in an offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your interests.

Market Opportunities

We intend to focus our business efforts on acquiring properties in Texas, North Carolina, and Michigan that exhibit the following characteristics:

●	Sufficient inventory to make it feasible to achieve scale in the local market (100 homes);

●	Positively trending job and income growth forecasts and growing population;

●	Affordability with a gross rent multiplier below 15. For this purpose, a gross rent multiplier (GRM) is the ratio of the price of the single family home purchased to its annual rental income before accounting for expenses such as property taxes, insurance, and utilities; GRM is the number of years the property would take to pay for itself in gross received rent;

●	Skilled workforce;

●	Favorable demographic trends; and

●	Favorable competitive landscape with respect to other single family residence buyers.

We intend to focus on acquiring properties we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for long-term capital appreciation, such as those located in neighborhoods with what we see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. After we have raised at least $20 million of net offering proceeds, we do not intend to invest more than 25% of our net offering proceeds in any particular metropolitan statistical area (“MSA”). Although, we have no fixed holding period, we intend to review each investment at least once every three years to evaluate whether market conditions, asset performance, or strategic priorities suggest that we should retain, sell, or otherwise dispose of the property.

We may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of the Manager, including present and future real estate investment offerings sponsored by affiliates of the Manager.

We believe that the near and intermediate-term market for investment in select residential real estate properties, residential real estate equity investments, joint venture equity investments, and other real estate related assets is compelling from a risk-return perspective. We favor a strategy weighted toward targeting equity investments with significant potential value creation but below the radar of institutional-sized investors. In contrast, returns typically associated with core real estate properties in major gateway markets, and stabilized trophy assets have generally become overpriced in a pursuit of safety over value. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to originate investments with attractive long-term equity returns and strong structural features with local, joint venture real estate companies, thereby taking advantage of changing market conditions in order to seek the best risk-return dynamic for our common shareholders.

Our Manager

Wahed Financial will serve as our Manager. Wahed Financial is managed by its individual manager, Ahmar Shaikh, who also serves as its Chief Executive Officer and Chief Financial Officer. Wahed Financial, as our Manager, is responsible for the day-to-day management of the Company and will manage all properties and other assets related to the properties including the sales of property, property rentals, maintenance and insurance. We anticipate engaging local property managers for the day-to-day management of our properties. The Company may purchase the property from a third party or from Wahed Financial or one of its affiliates. Wahed Inc., our sponsor, is able to exercise significant control over our business and will provide services to our Manager pursuant to a shared services agreement. See “—Shared Services Agreement” in Item 3 of this Report.

Shariah Operation Policy

As part of the Wahed Inc. group of companies, our Manager manages our Company in compliance with the Wahed Shariah Operation Policy, designed to ensure that our Company’s operations are conducted in accordance with Islamic principles and Shariah requirements. The policy provides the structure for a disciplined, objective, and consistent approach to investment selection and related financial services based on set ethical and Shariah screening criteria. The guiding principles established in the policy for our Manager’s conduct of business include the following:

●	truthfulness, honesty and fairness,

●	due care and diligence in the operation of business, including acting in the best interests of stakeholders and the evaluation of risk,

●	capabilities of senior management, staff and representatives to discharge their respective duties competently,

●	knowledge of and clients and transparent, fair and truthful communications with clients, and

●	avoidance or appropriate management of conflicts of interest such that stakeholders are treated fairly.

The policy sets out a Shariah governance structure designed to monitor Shariah compliance and ensure the conduct of business in a socially responsible manner, in compliance with the Shariah standards issued by the Accounting and Auditing Organization for Islamic Financial Institutions and under the guidelines and oversight of Wahed’s Shariah Supervisory Board (the “SSB”). Our Manager has coordinated with the SSB in establishing our Company and determining our intended business process and investment approach to ensure our compliance with Shariah and Islamic principles.

Disposition Policies

We intend to hold and manage each property we acquire for a period of three to seven years. The determination of when a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including operating history, prevailing and projected economic conditions, and whether the value of the property is anticipated to appreciate or decline substantially. Any sale of a property will be subject to lessee rights and we would attempt to time property sales with lessee rights in mind, either by timing sales with anticipated lease terminations or by assigning an existing lease to the property buyer where allowed under applicable laws.

The Manager may determine that it is in the best interests of shareholders to sell a property earlier than three years or to hold a property for more than seven years. It may also determine that a portfolio balancing or reallocation may become necessary to improve shareholder interests based on factors noted above. With any property disposition, we will seek to achieve a selling price that maximizes the capital appreciation for the shareholders. We cannot assure you that these objectives will be realized.

Liquidity Event

While not required, our Manager has the discretion to consider a liquidity transaction at any time if it determines such an event to be in our best interests. A liquidity transaction could consist of a sale or partial sale of our assets, a sale or merger of our Company, a consolidation transaction with other companies managed by our Manager or its affiliates, a listing of our Common Shares on a national securities exchange or a similar transaction. We do not have a stated term, as we believe setting a finite date for a possible, but uncertain future liquidity transaction may result in actions that are not necessarily in the best interest or within the expectations of our common shareholders.

Prior to our completion of a liquidity transaction, our redemption plan may provide an opportunity for investors to have their Common Shares redeemed, subject to certain restrictions and limitations.

Employees

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. The Manager is managed by Ahmar Shaikh, who also serves as its Chief Executive Officer and Chief Financial Officer.

The Wahed Real Estate Platform

Wahed Inc., our sponsor and parent company of Wahed Financial, the Manager, owns and operates a web-based real estate investment platform, accessible via the Wahed Real Estate App. The app is available to download at www.wahed.com/real-estate as well as app stores. In this real estate investment platform, investors can review the offering circular for the Offering, create a wallet account, and electronically sign legal documents to invest in Common Shares.

Intellectual Property

WREF does not have any patents, trademarks or other intellectual property protections, and has not filed any applications. Wahed Inc., our sponsor, has a trademark registered with the U.S. Patent and Trademark Office for the mark “Wahed” (Registration No. 5611100) and has applied for trademark registration in the U.S. for the quadrilateral symbol used in the Company’s logo.

We have entered into a license agreement with our sponsor pursuant to which our sponsor granted us a non-exclusive, royalty free license to use the name “Wahed” in the United States and Canada. Other than with respect to this license, we have no legal right to use the “Wahed” name. In the event that our Manager ceases to manage us, we would be required to change our name to eliminate the use of “Wahed”.

Regulation

Residential rental properties are subject to various covenants, local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of our residential properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our residential properties, including prior to acquiring any of our residential properties or when undertaking renovations. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements.

Litigation

The Company is not a party to any current litigation.

Property

WREF currently does not own or lease any property. Wahed Financial, the Company’s Manager maintains an office in New York, NY that it leases and it, not the Company, is responsible for bearing the costs of its offices.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the Company’s financial statements and financial condition of WREF and results of its operations together with its consolidated and consolidating financial statements and related notes appearing at the end of this Report. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” included in our Offering Circular found here.

Overview

The Company was formed on March 19, 2025 (“Inception”) in the state of Delaware. The Company was formed to originate, invest in and manage a diversified portfolio of single family residential real estate properties. For purposes of our investments, “single family” refers to one- to four-unit dwellings, as defined in the FHA Single Family Housing Policy Handbook.

Wahed Financial LLC is our Manager. As our Manager, it manages our day-to-day operations and our portfolio of residential real estate equity investments and other select residential real estate-related assets. Our Manager also has the authority to make all of the decisions regarding our investments, subject to the limitation in our operating agreement and the direction and oversight of our Manager. Our sponsor also provides asset management, marketing, investor relations and other administrative services on our behalf.

On December 19, 2025, the Offering was qualified by the Commission.  We are seeking to raise up to $75,000,000 in the Offering.  Until the last day of the fourth full calendar quarter following the initial qualification of the Offering, the per share purchase price for the Common Shares will be $10.00 per share, an amount that was arbitrarily determined by our Manager. Thereafter, the per share purchase price for our Common Shares will be adjusted by our Manager at the beginning of every quarterly period (or such other period as determined by the Manager in its sole discretion, but no less frequently than annually) in accordance with the Company’s limited liability company operating agreement, to be no less than the sum of our net asset value (“NAV”) divided by the number of our Common Shares outstanding as of the end of the prior quarterly period (“NAV per share”). As of the date of this Report, the Company has not closed on any funds in connection with the Offering, and therefore has not yet purchased any properties.

Wahed Financial LLC is our Manager. As our Manager, it manages our day-to-day operations and our portfolio of residential real estate equity investments and other select residential real estate-related assets. Our Manager also has the authority to make all of the decisions regarding our investments, subject to the limitation in our operating agreement and the direction and oversight of our Manager. Our sponsor also provides asset management, marketing, investor relations and other administrative services on our behalf.

We intend to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) commencing with our taxable year ending December 31, 2026; however, we may in our sole discretion determine to delay such election until beginning with our taxable year ending December 31, 2027. This means that, for our taxable year ended December 31, 2025, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates. It also means that we will continue to be subject to U.S. federal income tax at regular corporate income tax rates on our taxable income for the year ending December 31, 2026, unless we determine not to delay our election to be taxed as a REIT by one year, as described above. As a result, our net income and cash available for distribution to holders of Common Shares for our 2025 taxable year will be materially and adversely affected because of our obligation to pay U.S. federal income tax for 2025 at regular corporate income tax rates, and if we delay our REIT election by one year as described above, our net income and cash available for distribution for our 2026 taxable year will also be materially and adversely affected for the same reason.

Once we have elected to be taxed as a REIT, then, if we qualify as a REIT for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our common shareholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we are organized and will continue to operate in a manner that will enable us to qualify for treatment as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2026 or 2027, and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes thereafter.

Competition

Our net income depends, in large part, on our ability to originate, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online platforms that compete with the Wahed Real Estate Platform, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. In particular, our investment objectives and strategies are similar to other offerings available on the Wahed Real Estate Platform and sponsored by our sponsor. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Furthermore, because we have elected to apply Islamic financial and contractual principles in operating our business, we will not finance our property acquisitions with traditional mortgage loans or any other interest bearing loan. As a result, we may be limited in the prices we offer to generate attractive returns compared to these competitors. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Going Concern

The Company’s financial statements as of December 31, 2025 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, has not generated any revenues or profits to date, and is dependent upon its Manager and its affiliates for continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts.

Results of Operations

The Company was formed on March 19, 2025 and has had no significant operations and no revenues since that date. As of December 31, 2025, the Company had incurred an aggregate of $59,156 of offering expenses, which are recorded as deferred offering costs on its financial statements. These deferred offering costs will be capitalized as an asset and netted from offering proceeds at the conclusion of the Offering or expensed in the event the Offering does not succeed. These expenses have been funded by affiliates of the Company as described below.

Liquidity and Capital Resources.

Due to its recent formation, the Company has no cash and its only assets and liabilities relate solely to deferred offering costs incurred to date and borrowings from related parties to pay such costs. The Company’s capital resources would be derived from operating cash flow, once it has raised sufficient funds through the Offering to acquire residential properties.

We will be dependent upon the net proceeds from the Offering to conduct our proposed operations. We intend to obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from loans or advances of funds from related parties and from any undistributed funds from our operations.

As of December 31, 2025, Wahed Financial LLC, the Manager of the Company, has paid $59,156 for deferred offering costs on behalf of the Company, which remain payable as of December 31, 2025. On July 8, 2025, the Company entered into a loan agreement for $35,000 out of the total $59,156 of payments made by the Manager on behalf of the Company. The note is non-interest bearing and is payable on demand. Other than loans or advances of funds from related parties, the Company may, though it does not expect to, secure interest-free financing, particularly if required to raise sufficient capital to purchase a property. For a description of the terms of any such financing, please see the description under “Operating Policies” in Item 1 of this Report.

If we are unable to raise a substantial amount in gross offering proceeds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in the Offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

We are offering up to $75 million in our Common Shares pursuant to Regulation A.

In addition to making investments in accordance with our investment objectives, we use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments include payments for reimbursement of certain organization and offering expenses. During our acquisition and development stage, we expect to make payments to our Manager in connection with the management of our assets and costs incurred by our Manager in providing services to us. For a discussion of the compensation to be paid to our Manager, see Item 5 of this Report.

We intend to elect to be taxed as a REIT and to operate as a REIT commencing with our taxable year ending December 31, 2026, however, we may in our sole discretion determine to delay such election until beginning with our taxable year ended December 31, 2027. Until such a REIT election takes effect, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates, which will have the effect of reducing our net income and cash available for distribution to common shareholders. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and pay distributions on a monthly or other periodic basis. We have not established a minimum distribution level.

Investment Company Act Considerations

We intend to conduct our operations so that neither we, nor any of our subsidiaries, is required to register as investment companies under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities”, among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries.

We intend, directly or through our subsidiaries, to originate, invest in and manage a diversified portfolio of residential real estate investments. We expect to originate, acquire and structure a diversified portfolio of residential real estate properties.

We monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. The securities issued by any wholly-owned or majority-owned subsidiary that we may form and that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis.

In addition, we believe that neither we nor certain of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold ourselves and themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. We have not asked the Commission staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the Commission staff could disagree with any of our determinations. If the Commission staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.

Certain of our subsidiaries may also rely upon the exclusion from the definition of investment company under Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the Commission, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate”, which we refer to as “qualifying real estate interests”, and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets”.

Qualification for exemption from registration under the Investment Company Act will limit the ability of the Company to make certain investments. To the extent that the Commission staff provides more specific guidance regarding any of the matters bearing upon such exclusions, the Company may be required to adjust its strategy accordingly. Any additional guidance from the Commission staff could provide additional flexibility to the Company, or it could further inhibit the ability of the Company to pursue the strategies it has chosen.

The loss of the Company’s exclusion from regulation pursuant to the Investment Company Act could require the Company to restructure its operations, sell certain of its assets or abstain from the purchase of certain assets, which could have an adverse effect on its financial condition and results of operations. See “Risk Factors— Maintenance of the Company’s Investment Company Act exemption imposes limits on its operations, which may adversely affect its operations” in the Company’s Offering Circular.

Trend Information

The Company has a limited operating history and has not generated revenue from intended operations. The company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions, including but not limited to: recession, downturn or otherwise; government policies surrounding tenant rights; local ordinances where properties reside; changes in the real estate market; and interest-rate fluctuations. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company's financial condition and the results of its operations.

Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2: Summary of Significant Accounting Policies, included in our audited financial statements, for a more thorough discussion of our accounting policies and procedures.

Accounting Pronouncements

Under Section 107 of the JOBS Act, we are permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Item 3. DIRECTORS AND OFFICERS

Our Manager

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. See “Our Investment Process” in Item 1 of this Report. The Manager and its officers are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

We follow investment guidelines adopted by our Manager and the investment and borrowing policies set forth in this Report unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and monitors our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our common shareholders.

Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our common shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Our Sponsor

Wahed Inc. is a Delaware corporation and our sponsor. The sponsor is a financial technology company and the parent company of various subsidiaries, including the Company, that develops, implements, and administers a web-based investment platform, which we refer to as the Wahed Real Estate platform, used by our Company for the offer and sale of shares in our Company.

Executive Officers of our Manager

As of the date of this Report, the executive officer of our Manager and his positions and offices are as follows:

Name	Position Held with Manager	Age
Ahmar Shaikh	Manager, Chief Executive Officer and Chief Financial Officer	31

Ahmar Shaikh

Ahmar is the Head of North America at Wahed Invest LLC, a position he has held since December 2023. At Wahed Invest LLC, Ahmar oversees all activities pertaining to the region, which includes operations, sales, marketing, strategy, and product. Ahmar is a seasoned executive with approximately 7 years of experience and a strong record of managing and growing business through innovation. Prior to joining Wahed Invest LLC and since 2021, Ahmar was a Vice President of strategy, transformation, and growth at Advisor Wealth. Prior to this time and since 2017, Ahmar worked with multiple financial services organizations globally as a management consultant at Deloitte Canada.

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. The executive officer of our Manager also serves as an executive officer of affiliates of our sponsor and receives compensation for his services, including services performed for us on behalf of our Manager, from our sponsor’s affiliates. As an executive officer of our Manager, this individual serves to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to this individual, through fees we pay to our Manager, we have not paid and do not intend to pay any compensation directly to this individual.

Limited Liability and Indemnification of our Manager and Others

Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers, our sponsor and our sponsor’s shareholder and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers, our sponsor and our sponsor’s shareholder and affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its officers, directors, members and managers, our sponsor and our sponsor’s officers, directors, shareholders and affiliates are not liable to us. In addition, pursuant to our operating agreement, we have agreed to indemnify these persons to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of our Company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement or any investment made or held by us, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may be made party.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term and Removal of the Manager

Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances.

Our common shareholders may only remove our Manager at any time with 30 days prior written notice for “cause”, following the affirmative vote of three-fourths of our common shareholders. If the Manager is removed for “cause”, the Members will have the power to elect a replacement Manager upon the affirmative vote of the holders of three-fourths of our then issued and outstanding Common Shares. “Cause” is defined as:

●	our Manager’s continued breach of any material provision of the operating agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

●	the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

●	our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the operating agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager’s actual knowledge of its commission or omission, then our Manager may not be removed; or

●	the dissolution of our Manager.

Unsatisfactory financial performance of the Company does not constitute “cause” under the operating agreement.

Our Manager may assign its rights under our operating agreement in its entirety or delegate certain of its duties under the operating agreement to any of its affiliates, including pursuant to the shared services agreement described below under “—Shared Services Agreement,” or to a qualified third-party agent without the approval of our common shareholders so long as our Manager remains liable for any such affiliate’s performance, and if such assignment or delegation does not require our approval under the Investment Company Act of 1940, as amended.

Our Manager may withdraw as our Manager if we become required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event.

In the event of the removal or withdrawal of our Manager, our Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. Our Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

Responsibilities of our Manager

Except as otherwise expressly provided in our operating agreement, the power to direct the management, operation and policies of the Company are vested in our Manager. The Manager has the power to delegate any or all of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, affiliates, agents and representatives of the Manager or us as it may deem appropriate. The responsibilities of our Manager include, but are not limited to, the following:

Investment Advisory, Origination and Acquisition Services

●	approve and oversee our overall investment strategy, which consists of elements such as investment selection criteria, diversification strategies and asset disposition strategies;

●	serve as our investment and financial manager with respect to originating, investing in and managing a diversified portfolio of residential real estate assets and other real estate-related assets;

●	adopt and periodically review our investment guidelines;

●	structure the terms and conditions of our acquisitions, sales and joint ventures;

●	enter into leases and service contracts for the properties and other investments;

●	approve and oversee our debt financing strategies;

●	approve joint ventures, limited partnerships and other such relationships with third parties;

●	approve any potential liquidity transaction;

●	obtain market research and economic and statistical data in connection with our investments and investment objectives and policies;

●	oversee and conduct due diligence process related to prospective investments;

●	prepare reports regarding prospective investments that include recommendations and supporting documentation necessary to evaluate the proposed investments; and

●	negotiate and execute approved investments and other transactions.

Offering Services

●	the development of the Offering, including the determination of its specific terms and preparation of all offering and related documents;

●	preparation and approval of all marketing materials to be used by us relating to the Offering;

●	the negotiation and coordination of the receipt, collection, processing and acceptance of subscription agreements, broker fees, and other administrative support functions;

●	creation and implementation of various technology and electronic communications related to the Offering; and

●	all other services related to the Offering.

Asset Management Services

●	investigate, select, and, on our behalf, engage and conduct business with such persons as our Manager deems necessary to the proper performance of its obligations under our operating agreement, including but not limited to consultants, accountants, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by our Manager necessary or desirable for the performance of any of the services under our operating agreement;

●	monitor applicable markets and obtain reports (which may be prepared by our Manager or its affiliates) where appropriate, concerning the value of our investments;

●	monitor and evaluate the performance of our investments, provide daily management services to us and perform and supervise the various management and operational functions related to our investments;

●	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and

●	coordinate and manage relationships between us and any joint venture partners.

Accounting and Other Administrative Services

●	manage and perform the various administrative functions necessary for our day-to-day operations;

●	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;

●	provide financial and operational planning services and portfolio management functions;

●	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements;

●	maintain all appropriate Company books and records;

●	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

●	make, change, and revoke such tax elections on behalf of our Company as the Manager deems appropriate, including, without limitation, (i) making an election to be treated as a REIT or to revoke such status and (ii) making an election to be classified as an association taxable as a corporation for U.S. federal income tax purposes;

●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

●	provide us with all necessary cash management services;

●	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to shareholders;

●	evaluate and obtain adequate insurance coverage based upon risk management determinations;

●	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;

●	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

●	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Shareholder Services

●	determine our distribution policy and authorize distributions from time to time;

●	approve amounts available for redemptions of our Common Shares;

●	manage communications with our common shareholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and

●	establish technology infrastructure to assist in providing shareholder support and services.

Financing Services

●	identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;

●	negotiate terms of, arrange and execute financing agreements;

●	manage relationships between us and our lenders, if any; and

●	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

●	evaluate and approve potential asset dispositions, sales or liquidity transactions; and

●	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

Shared Services Agreement

Our Manager has entered into a shared services agreement with our sponsor. Pursuant to this agreement, our Manager is provided with access to, among other things, our sponsor’s portfolio management, asset valuation, risk management and asset management services as well as administration services addressing legal, compliance, investor relations and information technologies necessary for the performance by our Manager of its duties under the operating agreement in exchange for a fee representing our Manager’s allocable cost for these services. The fee paid by our Manager pursuant to the shared services agreement does not constitute a reimbursable expense under our operating agreement. However, under the shared services agreement, our sponsor is entitled to receive reimbursement of expenses incurred on behalf of us or our Manager that we are required to pay to our Manager under our operating agreement.

Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the approximate beneficial ownership of our Common Shares as of the date of this Report for each person or group that holds more than 5% of our Common Shares, for each executive officer of our Manager and for the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our Common Shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 27 East 28th Street, 8th Floor, New York, New York 10016.

Name of Beneficial Owner	Approximate Number of Shares Beneficially Owned	Percent of All Shares
Wahed Financial LLC	-	-
All executive officers of our Manager as a group (1 person)	-	-

As of the date of this Report, there were no Common Shares outstanding.

Prior to the Offering, Wahed Inc. is the Initial Member pursuant to the operating agreement. Wahed Financial is the Manager of the Company. Mr. Shaikh is the manager of Wahed Financial. Wahed Inc. is currently the sole member and 100% owner of Wahed Financial. Approximately 20.55% of the capital stock of Wahed Inc. is owned by Junaid Wahedna, who is also the Chairman of its board of directors. No other person beneficially owns more than 10% of Wahed Inc.

Following its regulatory examination of Wahed Invest, a wholly-owned subsidiary of Wahed Inc. and a registered investment advisor, beginning in June 2019, the Commission staff requested additional information from Wahed Invest, investigating certain marketing communications and purported operational deficiencies between September 2018 and July 2019.  Wahed Invest fully cooperated with the Commission’s investigation and elected to make an offer of settlement to the Commission, and based on information that Wahed Invest provided, the Commission issued an Order Instituting Administrative Cease-and-Desist Proceedings against Wahed Invest on February 10, 2022 (the “2022 SEC Order”). The Commission alleged (1) that Wahed Invest made certain misleading statements with respect to marketing of its new equity products in 2018, (2) that from September 2018 through July 2019, Wahed Invest represented that it periodically rebalanced its robo-advisory client accounts when it did so only twice, (3) that Wahed Invest failed to give prior disclosure to its clients of its preference for and affiliation with the Wahed FTSE USA Shariah ETF or of any potential conflicts of interest related to the Wahed FTSE USA Shariah ETF and (4) that Wahed Invest did not have sufficient written policies to ensure the Shariah-compliance of its report on the purification of impermissible income.  The Commission alleged that Wahed Invest violated Sections 206(2) and 206(4) of the Investment Advisers Act of 1940, and Rules 206(4)-1 and 206(4)-7 promulgated thereunder. The Commission, among other things, censured Wahed Invest and ordered Wahed Invest to cease-and-desist from any future violations of Sections 206(2) and 206(4) of the Investment Advisers Act of 1940 (“Advisers Act”), and Rules 206(4)-1 and 206(4)-7 promulgated thereunder, and to pay a $300,000 civil penalty. Wahed Invest consented to the Order without admitting or denying the Commission’s findings (except as to jurisdiction and the subject matter of the action, which was admitted).  Prior to the entry of the 2022 SEC Order, Wahed Invest implemented additional remedial measures beyond previously planned operational changes made in 2019.

Also, the Commission issued an Order Instituting Administrative and Cease-and-Desist Proceedings against Wahed Invest on November 1, 2024 (the “2024 SEC Order”).  The Commission alleged that from November 4, 2022 through May 2024, Wahed Invest disseminated certain advertisements on its public website and via social media and email containing endorsements from several professional athletes that failed to provide the disclosures required under Section 206(4) of the Advisers Act, and Rule 206(4)-1 thereunder (the “Marketing Rule”).  The 2024 SEC Order further alleges that Wahed Invest disseminated advertisements on its public website that presented hypothetical, backtested performance without adopting and implementing required policies and procedures designed to ensure the hypothetical performance was relevant to the likely financial situation and investment objectives of the intended audience, also in violation of the Marketing Rule.  By virtue of these actions, the Commission alleged that Wahed Invest violated Section 206(4) of the Advisers Act, and Rule 206(4)-1 thereunder. The Commission censured Wahed Invest and ordered it to cease-and-desist from any future violations of Sections 206(4) of the Advisers Act and Rule 206(4)-1 thereunder; ordered Wahed Invest to pay a civil monetary penalty of $250,000; and ordered Wahed Invest to complete certain undertakings.  Wahed Invest consented to the 2024 SEC Order without admitting or denying the Commission’s findings (except as to jurisdiction and the subject matter of the action, which was admitted).

Item 5. INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Our Manager and its affiliates receive fees and expense reimbursements for services relating to the Offering and the investment and management of our assets. The items of compensation are summarized in the following table. Neither our Manager nor its affiliates receive any selling commissions or dealer manager fees in connection with the offer and sale of our Common Shares. In the event that the Manager performs the following tasks, it will be entitled to receive compensation as described below, which the Manager believes is at or below the cost that would be incurred by retaining an independent third-party. Our Manager in its sole discretion may defer or waive any fee or reimbursements payable to it under the operating agreement. All or any portion of any waived fees or reimbursements may, in the Manager’s discretion, be forfeited. All or any portion of any deferred fees or reimbursements will be deferred without interest and paid when the Manager determines.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Organization and Offering Stage

Organization and Offering Expenses — Manager	We will pay the Manager an amount equal to 1.0% of the gross offering proceeds for out-of-pocket expenses in connection with our organization and offering expenses, including any such fees, costs and expenses allocable to the Company incurred in connection with the offering, including, without limitation, underwriting, legal, accounting, escrow, compliance, marketing and technology costs related to the offering.	If we raise the maximum offering amount of $75 million, the organization and offering expense will be $750,000. As of December 31, 2025, the Manager has paid offering expenses of $59,156, which are deferred offering costs on the Company’s financial statements. Since the Company has not received any proceeds from the Offering, none of these costs have been reimbursed.

Acquisition and Development Stage

Sourcing Fee — Sponsor or its Affiliate	With respect to equity investments, we will pay up to 3.00% of the total purchase price of any property in which we make an equity investment. All such sourcing fees will be paid to our Sponsor or the Manager at the Manager’s discretion.	With respect to equity investments, actual amounts are dependent on the purchase prices of the properties we acquire or loan amounts and expenses related to their acquisition or origination; we cannot determine these amounts at the present time.

Real Estate Commissions and Rebates — Sponsor or its Affiliate	In connection with asset purchases, our sponsor or its affiliate may receive a commission or rebate from the real estate agent in connection with the commission paid by the original property seller to the real estate agent.	Actual amounts are dependent on the purchase prices of the properties we acquire or loan amounts and expenses related to their acquisition or origination; we cannot determine these amounts at the present time.

Reimbursement of Acquisition / Origination Expenses — Manager	We will reimburse our Manager for actual expenses incurred in connection with the selection, acquisition or origination of an investment, to the extent not reimbursed by the borrower in connection with any debt investments the Company may make, whether or not we ultimately acquire or originate the investment.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ); we cannot determine these amounts at the present time.

Operational Stage

Asset Management Fee — Manager	Quarterly asset management fee equal to an annualized rate of 0.75%, which is initially based on our net offering proceeds as of the end of each quarter, and after the initial period will be based on our NAV at the end of each prior quarterly period. The amount of the asset management fee may vary from time to time, and we will publicly report any changes in the asset management fee.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Reimbursement of Other Operating Expenses — Manager

We reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.

The expense reimbursements that we pay to our Manager also include expenses incurred by our sponsor in the performance of services under the shared services agreement between our Manager and our sponsor, including any increases in insurance attributable to the management or operation of our Company.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Fees from Other Services – Affiliates of our Manager	We may retain certain of our Manager’s affiliates, from time to time, for services relating to our investments or our operations, which may include accounting and audit services (including valuation support services), account management services, corporate secretarial services, data management services, directorship services, information technology services, finance/ budget services, human resources, judicial processes, legal services, operational services, risk management services, tax services, treasury services, loan management services, construction management services, property management services, special servicing services, leasing services, transaction support services, transaction consulting services and other similar operational matters. Any compensation paid to our Manager’s affiliates for any such services will not reduce the asset management fee. Any such arrangements will be at or below market rates.	Actual amounts depend on to what extent affiliates of our Manager are actually engaged to perform such services.

Liquidation/Listing Stage

Disposition Fees – Manager or Other Party	We will reimburse our Manager for actual expenses incurred on our behalf in connection with the liquidation of equity investments in real estate, including closing costs, and we pay 6.0% of the gross proceeds from such sale of such investments to the Manager as a disposition fee. The Manager will be (i) entitled to retain the difference between fees paid to the broker and the six percent (6.0%) charged to the Company and (ii) responsible for any fees in excess of the six percent (6.0%).	Actual amounts are dependent upon the price at which we sell or otherwise liquidate our investments; we cannot determine these amounts at the present time.

Item 6. OTHER INFORMATION

None.

Item 7. FINANCIAL STATEMENTS

WAHED REAL ESTATE FUND I LLC

A Delaware Limited Liability Company

Audited Financial Statements

As of and for the period from March 19, 2025 (inception) to December 31, 2025

WAHED REAL ESTATE FUND I LLC

TABLE OF CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	F-2 - F-3
FINANCIAL STATEMENTS	F-4 - F-7
NOTES TO THE FINANCIAL STATEMENTS	F-8 - F-12

To the Managing Member of

Wahed Real Estate Fund I LLC

Lewes, DE

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Wahed Real Estate Fund I LLC (the “Company”), which comprises the balance sheet as of December 31, 2025 and the related statements of operations, changes in member’s equity, and cash flows for the period from March 19, 2025 (inception) to December 31, 2025, and the related notes to the financial statements.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2025 and the results of the Company’s operations and its cash flows for the period from March 19, 2025 (inception) to December 31, 2025, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not commenced planned principal operations, has not generated revenues or profits, and is reliant upon its managing member for continued funding of its operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that is free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance, and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Denver, Colorado

April 20, 2026

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

WAHED REAL ESTATE FUND I LLC

BALANCE SHEET

As of December 31, 2025

ASSETS
Current Assets:
Cash and cash equivalents	$-
Deferred offering costs	59,156
Total Current Assets	59,156

TOTAL ASSETS	$59,156

LIABILITIES AND MEMBER'S EQUITY
Current Liabilities:
Accounts payable	$-
Note Payable, related party	35,000
Due to related party	24,156
Total Current Liabilities	59,156

Member's Equity	-

TOTAL LIABILITIES AND MEMBER'S EQUITY	$59,156

See accompanying notes, which are an integral part of these financial statements.

WAHED REAL ESTATE FUND I LLC

STATEMENT OF OPERATIONS

For the period from March 19, 2025 (Inception) through December 31, 2025

Revenue:
Total Revenue	$-

Expenses:
Total Expenses	-

Net Income (loss)	$-

See accompanying notes, which are an integral part of these financial statements.

WAHED REAL ESTATE FUND I LLC

STATEMENT OF CHANGES IN MEMBER’S EQUITY

For the period from March 19, 2025 (Inception) through December 31, 2025

Total Member’s Equity
Balance at March 19, 2025	$-
Net Income (loss)	-
Contribution from Members	-
Distribution to Members	-

Balance at December 31, 2025	$-

See accompanying notes, which are an integral part of these financial statements.

WAHED REAL ESTATE FUND I LLC

STATEMENT OF CASH FLOWS

For the period March 19, 2025 (Inception) through December 31, 2025

Cash flows from operating activities
Net Income (loss)	$-
Net Cash provided by (used in) operating activities	-

Cash flows from investing activities
Net Cash provided by (used in) investing activities	-

Cash flows from financing activities
Net Cash provided by (used in) financing activities	-

Net change in cash and cash equivalents	-
Cash and cash equivalents at the beginning of the period	-
Cash and cash equivalents at the end of the period	$-

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-
Cash paid for income taxes	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Deferred offering costs paid by the manager and charged to related party payables and note payables	$59,156

See accompanying notes, which are an integral part of these financial statements.

WAHED REAL ESTATE FUND I LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2025 and for the period from March 19, 2025 (Inception) through December 31, 2025

NOTE 1: NATURE OF OPERATIONS

Wahed Real Estate Fund I LLC (the “Company”) is a Delaware limited liability company formed on March 19, 2025 under the laws of Delaware, for which Wahed Financial, LLC is the managing member (the “Manager”). The Company intends to allocate the majority of the net proceeds from its Regulation A offering to identify, acquire, maintain and manage a diversified portfolio of single-family residential real estate properties.

As of December 31, 2025, the Company has not yet commenced operations. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The Company’s fiscal year end is December 31.

The Company utilizes its Manager’s centralized processes and systems for administration, accounting, and recordkeeping. The Manager has paid certain of the Company’s expenses without requiring repayment. These financial statements only include expenses for which the Manager will require repayment from the Company, and excludes certain other costs incurred on its behalf. Consequently, future results of operations should the Company be separated from the Manager, or should the Manager no longer agree to cover the Company’s expenses, will include costs and expenses that may be materially different than the Company’s historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of the Company’s future results of operations, financial position, and cash flows.  The Manager incurred $61,338 in legal fees expenses on behalf of the Company during 2025, which will not be reimbursed, directly or indirectly, by the Company. In accordance with the guidance provided under Section 7210 of the SEC Financial Reporting Manual, these non-reimbursable costs have been excluded from the Company’s accounting records.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE FUND I LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2025 and for the period from March 19, 2025 (Inception) through December 31, 2025

Risk and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. These adverse conditions could affect the Company's financial condition and the results of its operations.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to member’s equity upon the completion of an offering or to expense if the offering is not completed. As of December, 31 2025, the Company has deferred $59,156 of offering costs.

The Company will reimburse the Manager for out-of-pocket expenses in connection with the Company’s organization and offering expenses, up to a maximum of 1.00% of the gross offering proceeds.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate their fair value.

Operating Expenses

The Company is responsible for the costs and expenses attributable to the activities of all of its properties. The Manager will bear its own expenses of an ordinary nature.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE FUND I LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2025 and for the period from March 19, 2025 (Inception) through December 31, 2025

Revenue Recognition

Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues will be recognized when control of the promised goods or services is transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

No revenue has been earned or recognized as of December 31, 2025.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in these financial statements. Income from the Company is reported and taxed to the member on its individual tax return. The Company intends to elect to be taxed as a corporation. In the Manager’s sole discretion, the Company is permitted, but not required, to elect to be taxed as a REIT.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax position would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE FUND I LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2025 and for the period from March 19, 2025 (Inception) through December 31, 2025

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, has not generated any revenues or profits as of December 31, 2025, and is dependent upon its Manager and its affiliates for continued funding of its cash flow needs. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: MEMBER’S EQUITY

No capital has been contributed to the Company as of December 31, 2025.

The Company is managed by Wahed Financial, LLC (the “Manager”), a Delaware limited liability company and managing member of the Company. Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as a management team and appropriate support personnel to the Company.

Distributions to the holders of the Company’s common shares will be allocated on an equal per-share basis.

Distributable cash, as determined by the Manager, will be distributed upon the final accounting of net results from the sale of a property or upon liquidation of the Company, subject to available cash.

No member shall be entitled to withdraw or receive a return of their capital contribution, except to the extent, if any, that distributions made pursuant to the operating agreement or upon dissolution or termination of the Company may be considered as such by law, and then only to the extent provided for in the operating agreement.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company is managed by its sole member, Wahed Financial LLC, the Manager of the Company. Pursuant to the terms of the operating agreement, the Manager will provide certain management services to the Company. The Manager shall direct, manage, and control the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that such Manager may deem to be reasonably required to accomplish the purpose of the Company.

Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company. The Manager has power and authority on behalf of the Company to amend the operating agreement.

Asset Management Fee

The Company shall pay the Manager a quarterly asset management fee at an annualized rate of 0.75%, payable in arrears, which shall initially be calculated based on the Company’s net offering proceeds as of the end of each calendar quarter. Following the first net asset value (“NAV”) calculation date, the asset management fee shall be calculated based on the Company’s NAV as of the end of the most recently completed quarterly period, or such other period as may be determined by the Manager in its sole discretion, provided that such period shall not be less frequent than annually. The Manager may, in its sole discretion, adjust the amount of the asset management fee from time to time, and any such changes shall be publicly disclosed by the Company in accordance with applicable law.

Sourcing Fee

The Company shall pay a sourcing fee in an amount not to exceed three (3.0%) of the total purchase price of any property in which the Company acquires an equity interest. Such sourcing fee shall be payable to the Manager, as determined in the sole discretion of the Manager.

Disposition Fee

The Company will reimburse the Manager for actual expenses incurred on the Company’s behalf in connection with the liquidation of equity investments in real estate, including closing costs, and the Company will pay 6.0% of the gross proceeds from such sale of such investments to the Manager as a disposition fee. The Manager will be (i) entitled to retain the difference between fees paid to the broker and the 6.0% charged to the Company and (ii) responsible for any fees in excess of the 6.0%.

See accompanying Independent Auditor’s Report

WAHED REAL ESTATE FUND I LLC

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2025 and for the period from March 19, 2025 (Inception) through December 31, 2025

Other Services

The Company may retain certain of the Manager’s affiliates, from time to time, for services relating to the Company’s investments or operations, which may include accounting and audit services (including valuation support services), account management services, corporate secretarial services, data management services, directorship services, information technology services, finance/budget services, human resources, judicial processes, legal services, operational services, risk management services, tax services, treasury services, loan management services, construction management services, property management services, special servicing services, leasing services, transaction support services, transaction consulting services and other similar operational matters. Any compensation paid to the Company’s affiliates for any such services will not reduce the asset management fee. Any such arrangements will be at or below market rates.

Redemption Fee

Except in the case of exceptional redemptions, the redemption price may be reduced by a fee paid to the Manager as compensation for the administration of the Company’s redemption program.

Reimbursement of Expenses

The Manager or its affiliates will receive reimbursement of reasonable expenses paid or incurred by the Manager or its affiliates in connection with the Company’s operations, including any legal, financial and tax reporting, and accounting costs, which may be paid from capital contributions, operating revenue, or reserves. The Manager may also reimburse members of the Company for such expenses incurred by them in connection with the Company’s operations, as decided in the Manager’s sole discretion. The Company shall pay or reimburse the Manager and its affiliates for the following:

●	Organization and Offering Expenses: The Company will reimburse the Manager for out-of-pocket expenses in connection with organization and offering expenses up to a maximum of 1.0% of the gross offering proceeds.

●	Origination Expenses: The Company will reimburse the Manager for actual expenses incurred in connection with the selection, acquisition, or origination of an investment whether or not the Company ultimately acquires or originates the investment.

●	Operating Expenses: The Company will reimburse the Manager or its affiliates for out-of-pocket expenses incurred in connection with the operation, and management of the Company and its investments. Reimbursable expenses may include costs related to legal, accounting, tax, insurance, due diligence, travel, financing, property management or special servicing of any property, and other services performed by third parties, affiliates, or internal personnel, to the extent such services are provided for the benefit of the Company.

Distributions

Distributable cash, as determined by the Manager, will be distributed upon the final accounting of net results from the sale of a property or upon liquidation of the Company, subject to available cash. Distributable cash shall be applied and distributed 100% to the members (pro rata to their interests and which, for the avoidance of doubt, may include the Manager and its affiliates).

Due to Related Party

As of December 31, 2025, Wahed Financial LLC, the Manager of the Company, has paid $59,156 for deferred offering costs on behalf of the Company, which remain payable as of December 31, 2025. The balance bears no interest and is considered payable on demand. On July 8, 2025, the Company entered into a loan agreement for $35,000 out of the total $59,156 of payments made by the Manager on behalf of the Company. The note is non-interest bearing and is payable on demand.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 7: COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition, or results of operations.

NOTE 8: SUBSEQUENT EVENTS

Management has evaluated all subsequent events as of April 20, 2026 and there are no material events requiring disclosure or adjustment to the financial statements.

See accompanying Independent Auditor’s Report

Item 8.

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Certificate of Formation of Wahed Real Estate Fund I LLC (1)
2.2	Limited Liability Company Agreement of Wahed Real Estate Fund I LLC (1)
4.1	Form of Subscription Agreement (1)
6.1	Dalmore Agreement (1)
6.2	Form of License Agreement (1)

(1)	Filed as an exhibit to the Company’s Offering Statement on Form 1-A (Commission File No. 24-12677 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on April 29, 2026.

Wahed Real Estate Fund 1 LLC

a Delaware limited liability company

By	Wahed Financial LLC, a Delaware corporation
	Its:	Manager

	By:	/s/ Ahmar Shaikh
	Name:	Ahmar Shaikh
	Title:	Manager

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

By:	/s/ Ahmar Shaikh
Name:	Ahmar Shaikh
Title:	Manager, Chief Executive Officer (principal executive officer), Chief Financial Officer (principal financial officer and principal accounting officer) of Wahed Financial LLC

Date: April 29, 2026